Exhibit 6.20

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of July 19, 2017, by and among KEYSTONE SOLUTIONS, INC., a Delaware corporation (“Parent”), AOC KEY SOLUTIONS, INC., a Delaware corporation (“AOC”; together with Parent, individually and collectively, “Borrower”), and SANDY SPRING BANK (“Lender”).

BACKGROUND

A. Pursuant to the terms of a certain Loan and Security Agreement dated August 11, 2016, by and among Lender and Borrower (as the same has been or may be supplemented, restated, superseded, amended or replaced from time to time, the “Loan Agreement”), Lender made available to Borrower, inter alia, a revolving line of credit not to exceed One Million Dollars ($1,000,000) (the “Loan”). All capitalized terms used herein without further definition shall have the respective meaning set forth in the Loan Agreement and all other Loan Documents, and this Amendment shall be deemed to be a Loan Document.

B. The Loan is secured by, inter alia, continuing perfected security interests in the Collateral.

C. Borrower has requested that Lender modify, in certain respects, the terms of the Loan Agreement, and Lender has agreed to such modifications in accordance with and subject to the satisfaction of the conditions hereof.

NOW, THEREFORE, with the foregoing Background incorporated by reference and intending to be legally bound hereby, the parties agree as follows:

1. Section 1 of the Loan Agreement shall be amended by deleting the definition of Revolving Credit Maturity Date and replacing it as follows:

Revolving Credit Maturity Date – October 31, 2017, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

2. Representations and Warranties. Borrower warrants and represents to Lender that:

a.	Prior Representations. By execution of this Amendment, Borrower reconfirms all warranties and representations made to Lender under the Loan Agreement and the other Loan Documents respectively and restate such warranties and representations as of the date hereof, all of which shall be deemed continuing until all of the obligations due to Lender are indefeasibly paid and satisfied in full.

b.	Authorization. The execution and delivery by Borrower of this Amendment and the performance by Borrower of the transactions herein contemplated (i) are and will be within its powers, (ii) have been duly authorized by all necessary action on behalf of Borrower and (iii) are not and will not be in contravention of any order of court or other agency of government, of law or of any indenture, agreement or undertaking to which Borrower is a party or by which the property of Borrower is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of the Borrower.

c.	Valid, Binding and Enforceable. This Amendment and any assignment or other instrument, document or agreement executed and delivered in connection herewith, will be valid, binding and enforceable in accordance with their respective terms.

d.	No Default. No Default or Event of Default exists after giving effect to this Amendment.

3. Ratification of Loan Documents. This Amendment is hereby incorporated into and made a part of the Loan Agreement and all other Loan Documents respectively, the terms and provisions of which, except to the extent modified by this Amendment, are each ratified and confirmed and continue unchanged in full force and effect. Any reference to the Loan Agreement and all other Loan Documents respectively in this or any other instrument, document or agreement related thereto or executed in connection therewith shall mean the Loan Agreement and all other Loan Documents respectively as amended by this Amendment. As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in the Loan Agreement, Borrower hereby confirms its prior grant to Lender of a continuing first lien on and security interest in, upon and to all of Borrower’s now owned or hereafter acquired, created or arising Collateral as described in Section 3 of the Loan Agreement.

4. Effectiveness Conditions. This Amendment shall become effective upon the following:

a.	Execution by Borrower of this Amendment and delivery of same to Lender; and

b.	Payment by Borrower of all of Lender’s Expenses.

5. Governing Law. THIS AMENDMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS SET FORTH IN SECTION 9.1 OF THE LOAN AGREEMENT. THE PROVISIONS OF THIS AMENDMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

6. Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

7. Duplicate Originals; Counterparts. Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment (or of any agreement or document required by this Amendment) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Amendment.

8. Waiver of Jury Trial. BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment the day and year first above written.

BORROWER:

KEYSTONE SOLUTIONS, INC.

By:	/s/ James McCarthy
James McCarthy
Chairman

AOC KEY SOLUTIONS, INC.

By:	/s/ Gregory McCarthy
Gregory McCarthy
Chief Executive Officer

LENDER:

SANDY SPRING BANK

By:	/s/ Frank Merendino
Frank Merendino
Senior Vice President

STATE OF VA                                           )

                                                                    ) ss.

COUNTY OF FAIRFAX                          )

On this 24th day of July, 2017, before me personally came James McCarthy, to me known, who, being by me duly sworn, did depose and say that he is the Chairman of KeyStone Solutions, Inc., the corporation described in and which executed the foregoing agreement; and that he signed his name thereto on behalf of such corporation.

/s/ Carla Merla Nixon
Notary Public

STATE OF VA                                           )

                                                                    ) ss.

COUNTY OF FAIRFAX                          )

On this 24th day of July, 2017, before me personally came Gregory McCarthy, to me known, who, being by me duly sworn, did depose and say that he is the Chief Executive Officer of AOC Key Solutions, Inc., the corporation described in and which executed the foregoing agreement; and that he signed his name thereto on behalf of such corporation.

/s/ Carla Merla Nixon
Notary Public

(Signature Page to First Amendment to Loan and Security Agreement)